Exhibit 21


                         Subsidiaries of the Registrant

              Name                               Jurisdiction of Incorporation

    Orangeburg National Bank                             United States
      Sumter National Bank                               United States
     Florence National Bank                              United States
Community Resource Mortgage, Inc.                   State of South Carolina